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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

Contacts:   Lisa Garber                         Kathleen Bela
            Corporate Communications            Investor Relations
            Lam Research Corporation            Lam Research Corporation
            Phone:  510/572-4538                Phone:  510/572-4566
            Fax:     510/572-2935               Fax:     510/572-6454
            e-mail:  lisa.garber@lamrc.com      e-mail:  kathleen.bela@lamrc.com


LAM RESEARCH CORPORATION ANNOUNCES SYSTEMATIC SHARE REPURCHASE PROGRAM

FREMONT, Calif., September 14, 1998 - Lam Research Corporation (Nasdaq: LRCX), today announced that its Board of Directors has authorized the repurchase, at management's discretion, of up to 368,000 shares of the Company's common stock from the public market or in private purchases. The purchases will take place from September 15 through and including September 25, 1998, in conjunction with the Company's quarter end. As of September 1, 1998, the Company had approximately 38 million shares of common stock outstanding. The shares repurchased under this authorization will be used to off-set dilution caused by issuance in the near-term of shares reserved under the Company's employee stock purchase plans.

Lam Research Corporation is a leading supplier of wafer fabrication equipment and services to the world's semiconductor industry. Lam's headquarters are located in Fremont, California. The company's common stock trades on the Nasdaq National Market under the symbol LRCX. Lam's World Wide Web address is http://www.lamrc.com.


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